UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 22, 2006

Lightbridge, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-21319	04-3065140
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

30 Corporate Drive, Burlington, Massachusetts		01803
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781-359-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On May 22, 2006, we entered into a settlement agreement to settle indemnity and other potential claims against us in the patent infringement lawsuit brought by Net MoneyIN, Inc. We agreed to pay Net MoneyIN, Inc. a lump-sum amount of $1.75 million in exchange for a license grant, release and covenant not to sue from Net MoneyIN, Inc. The net pre-tax cost of the settlement to us after contribution from another party is $1.5 million. We do not expect to incur any further litigation costs related to the lawsuit after the current quarter.

The parties to the settlement agreement are Net MoneyIN, Inc., the plaintiff, and InfoSpace, Inc., E-Commerce Exchange, LLC, Lightbridge, Inc. and Authorize.Net Corp., a subsidiary of Lightbridge, Inc.

A copy of the press release entitled "Lightbridge Announces Closing of Liverpool, Nova Scotia Contact Center" is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On May 24, 2006, we issued a press release announcing the planned closing of our Liverpool, Nova Scotia contact center. Approximately 200 contact center employees located in Nova Scotia will be affected by this closing. The exit or disposal was committed to on May 24, 2006 and is expected to be completed by the end of the third quarter of 2006. The closing was in response to the previously announced decision by our client, T-Mobile, to consolidate its contact center activities with other vendors.

We currently expect that we will incur a restructuring and asset impairment charge of approximately $1.4 to $2.1 million over the second and third quarters of 2006 with respect to the action described above, of which approximately $800,000 to $1.0 million is non-cash related. This charge is expected to consist of (i) approximately $200,000 to $300,000 of facilities exit charges, comprised of the net present value of the lease payment obligation for the remaining term of our Liverpool, Nova Scotia lease, net of any estimated sublease income; (ii) approximately $800,000 to $1.0 million of charges related to tenant improvements and other abandoned assets; (iii) approximately $300,000 to $600,000 of severance charges with respect to terminated employees; and (iv) approximately $100,000 to $200,000 of other charges related to the closing.

The severance, facilities exit and other charges related to the closing are estimated to result in future cash expenditures by us of approximately $600,000 to $1.1 million. The charges related to tenant improvements and other abandoned assets are estimated to result in no future cash expenditures by us.

A copy of the press release entitled "Lightbridge Announces Closing of Liverpool, Nova Scotia Contact Center" is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.06 Material Impairments.

See the discussion in Item 2.05 above regarding information with respect the impairment of tenant improvements and other abandoned assets related to the closing of our Liverpool, Nova Scotia contact center.

Item 8.01 Other Events.

As a result of the settlement of certain matters related to the lawsuit described in Item 1.01 above and the closing described in Item 2.05 above, we adjusted our guidance for the second quarter of 2006. We expect net income (loss) to be in the range of $(0.01) to $0.07 from our previously released guidance of $0.07 to $0.14 per fully diluted share.

A copy of the press release entitled "Lightbridge Announces Closing of Liverpool, Nova Scotia Contact Center" is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lightbridge, Inc.

May 25, 2006	By:	Timothy C. O'Brien

Name: Timothy C. O'Brien
Title: Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Confidential Settlement Agreement dated May 22, 2006 by and among Net MoneyIN, Inc. and InfoSpace, Inc., E-Commerce Exchange LLC, Lightbridge, Inc. and Authorize.Net Corp.
99.1	Press Release entitled "Lightbridge Announces Closing of Liverpool, Nova Scotia Contact Center"